Exhibit 3.1
EXECUTION VERSION
FIFTH AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
K-SEA TRANSPORTATION PARTNERS L.P.
JULY 1, 2011

FIFTH AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT OF
K-SEA TRANSPORTATION PARTNERS L.P.
     This Limited Partnership Agreement (the “Agreement”) of K-Sea Transportation Partners L.P. (the “Partnership”) is entered into effective July 1, 2011, by and among KSP Holding Sub, LLC, a Delaware limited liability company, as general partner, and KSP LP Sub, LLC, a Delaware limited liability company, as limited partner.
     NOW therefore, in consideration of the covenants, conditions and agreements contained herein, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1. Act. “Act” means the Delaware Revised Uniform Limited Partnership Act, as amended.
     Section 1.2. Assignee. “Assignee” means a person or entity to whom an interest in the Partnership has been transferred but who has not been admitted as a substituted partner pursuant to this Agreement.
     Section 1.3. Code. “Code” means the Internal Revenue Code of 1986, as amended.
     Section 1.4. General Partner. “General Partner” means KSP Holding Sub, LLC, a Delaware limited liability company, and any other person or entity who succeeds such company in such capacity.
     Section 1.5. Limited Partner. “Limited Partner” means KSP Sub, LLC, a Delaware limited liability company, and any person or entity who is admitted as a limited partner pursuant to this Agreement.
     Section 1.6. Partners. “Partners” means the General Partner and the Limited Partners.
     Section 1.7. Partnership Assets. “Partnership Assets” means all interests, properties and rights of any kind owned by the Partnership.
     Section 1.8. Percentage Interest. “Percentage Interest” means each Partner’s interest in the Partnership.
     Section 1.9. Person. “Person” means an individual or a corporation, partnership, limited partnership, limited liability company, trust, or other entity.

ARTICLE II
THE PARTNERSHIP
     Section 2.1. Partnership Name and Offices. The name of the Partnership shall be “K-Sea Transportation Partners L.P.” provided that Partnership business may be conducted under such other names as the General Partner deems necessary or appropriate, whether to comply with the laws of other states in which the Partnership may do business or make investments or for any other purposes. The principal place of business of the Partnership shall be located at 55 Waugh Drive, Suite 1000, Houston, Texas 77007. The Partnership may maintain other offices as may be designated from time to time by the General Partner for the purpose of carrying out the business of the Partnership.
     Section 2.2. Registered Office and Registered Agent. The registered office of the Partnership shall be Corporation Trust Center, 1209 Orange Street, Wilmington, County of Newcastle, Delaware 19801. The name of the registered agent of the Partnership for service of process at such address is The Corporation Trust Company.
     Section 2.3. Purpose. The purpose of the Partnership is to engage in such lawful businesses, investments and activities as the General Partner may decide.
     Section 2.4. Term. The term of the Partnership shall continue until terminated as provided in Article VIII.
     Section 2.5. Independent Activities. Nothing herein shall be deemed to restrict in any way the freedom of any Partner to conduct any business or activity whatsoever on its own account without any accountability to the Partnership or any other Partner.
     Section 2.6. Title to Property. Partnership Assets shall be deemed to be owned by the Partnership as an entity, and no Partner shall have any ownership interest in Partnership Assets or any portion thereof. Record title to any property acquired by the Partnership may, at the discretion of the General Partner, be acquired in the name of the General Partner, the Partnership or any other nominee selected by the General Partner. The Partnership records relating to any partnership property held of record in the name of the General Partner or another nominee shall reflect the Partnership’s beneficial ownership of such property.
ARTICLE III
PARTNERSHIP INTERESTS; CAPITAL CONTRIBUTIONS
     Section 3.1. General Partner. The Percentage Interest of the General Partner in the Partnership shall be one percent (1%).
     Section 3.2. Limited Partners. The Percentage Interest of the Limited Partner in the Partnership shall be ninety-nine percent (99%).
     Section 3.3. Additional Assessments. No additional capital contributions may be required from the Limited Partner without the Limited Partner’s consent.

ARTICLE IV
ALLOCATIONS; DISTRIBUTIONS
     Section 4.1. Allocations. Each item of revenue, cost, expense, amount realized, income, gain, loss, deduction and credit of the Partnership shall be allocated among and credited or charged, as the case may be, to the Partners in proportion to their Percentage Interests.
     Section 4.2. Assignor-Assignee Allocations. The Partnership shall allocate taxable items attributable to any interest in the Partnership that is assigned during a year between the assignor and assignee of such interest in accordance with any method that the General Partner chooses and which is permitted by the Code.
     Section 4.3. Distributions. Distributions from the Partnership to the Partners shall be made at such times, in such amounts and in such forms as shall be determined by the General Partner, and shall be allocated among the Partners in accordance with their Percentage Interests.
ARTICLE V
RIGHTS, OBLIGATIONS, WITHDRAWAL
AND REMOVAL OF GENERAL PARTNER
     Section 5.1. Management.
     (a) The General Partner shall conduct, direct and exercise full control over all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over and control of the business and affairs of the Partnership shall be vested exclusively in the General Partner, and no Limited Partner shall have any right of control or management power over the business and affairs of the Partnership. The exercise by the General Partner of any power conferred on it by this Agreement shall bind the Partnership.
     (b) The General Partner shall have full authority to do all things deemed by it to be necessary or desirable in the conduct of the business of the Partnership, including without limitation, the right to enter into and perform contracts of all kinds (including contracts between the Partnership and the General Partner acting in its individual capacity), to lend or borrow money, to assume, guaranty or otherwise contract for indebtedness and other liabilities, to issue evidences of indebtedness and secure the same by mortgage, deed of trust or other lien or encumbrance, to bring and defend actions at law or in equity, to indemnify any person against liabilities and contingencies to the extent permitted by law, and to buy, own, manage, sell, lease or otherwise acquire or dispose of Partnership Assets.
     (c) In establishing Partnership bank accounts, the General Partner may designate authorized signatories (which may include persons who are not Partners) to execute checks, drafts and other negotiable instruments on behalf of the Partnership.
     Section 5.2. Officers And Employees.
     (a) The General Partner may hire, appoint, remove and discharge officers and employees of the Partnership to assist in the management of the business and operations of the

Partnership and may designate the authority, responsibilities, ranking, titles and compensation (if any) of such officers and employees.
     (b) Without limiting the authority of the General Partner pursuant to Section 5.2(a), the officers appointed by the General Partner may be given one or more of the following titles with the corresponding duties and responsibilities:
     (1) President. The president shall have general and active management of the Partnership and shall see that all orders and resolutions of the General Partner are carried into effect. The president may sign and execute contracts, agreements and other documents on behalf of the Partnership, and shall have such other powers and perform such other duties as the General Partner may from time to time prescribe.
     (2) Vice Presidents. The vice presidents shall, in the absence or disability of the president, perform the duties and exercise the powers of the president. They shall perform such other duties and exercise such other powers as the General Partner may from time to time prescribe.
     (3) Secretary. The secretary shall record all the proceedings of the meetings of the Partnership in a book to be kept for that purpose and shall perform such other duties as may be prescribed by the General Partner or president.
     (4) Treasurer. The treasurer shall have the custody of the Partnership funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Partnership and shall deposit all moneys and other valuable effects in the name and to the credit of the Partnership in such depositories as may be designated by the General Partner. The treasurer shall disburse the funds of the Partnership as may be ordered by the General Partner and shall render to the president and the General Partner an account of all transactions as treasurer and of the financial condition of the Partnership.
     Section 5.3. Operating Divisions. The General Partner may establish one or more operating divisions of the Partnership, and may confer on the employees or officers of the Partnership assigned to any such operating division the title of President, Vice President and any other titles deemed appropriate. The General Partner may at any time discontinue any such operating division or title or remove any person from any such office. The designation of any such titles for employees or officers assigned to operating divisions of the Partnership shall not be permitted to conflict in any way with any executive or administrative authority established from time to time by or for the Partnership. Any Person designated as an officer of an operating division shall have authority, responsibilities and duties with respect to such operating division corresponding to those normally vested in the comparable officer of the Partnership by this Agreement, subject to such limitations as may be imposed by the General Partner.
     Section 5.4. Certificates. The General Partner shall cause to be filed such certificates or documents as may be required for the operation of a limited partnership in any state in which the Partnership may elect to do business. The General Partner shall file any necessary amendments to the Certificate of Limited Partnership and do all things necessary to maintain the

Partnership as a limited partnership under the laws of the State of Delaware or any other state in which the Partnership may elect to do business.
     Section 5.5. Compensation and Reimbursement of General Partner.
     (a) The Partnership may pay reasonable compensation to the General Partner for its services as general partner of the Partnership.
     (b) The General Partner shall be reimbursed for all expenses and disbursements incurred or made in connection with the formation and the operation of the Partnership, any acquisitions or dispositions of assets by the Partnership and the qualification of the Partnership to do business in any jurisdiction where the General Partner deems necessary.
     Section 5.6. Transactions with General Partner. In addition to distributions or payments to or transactions with the General Partner or its affiliates that are expressly contemplated in this Agreement, the Partnership may enter into a transaction, agreement or payment involving the General Partner or an affiliate of the General Partner as the General Partner deems advisable. The validity of any such transaction, agreement or payment involving the Partnership and the General Partner or an affiliate of the General Partner shall not be affected by reason of the relationship between the Partnership and the General Partner.
     Section 5.7. Withdrawal or Removal of General Partner.
     (a) The General Partner may voluntarily withdraw from the Partnership at any time. The General Partner shall have no liability on account of such withdrawal.
     (b) The General Partner may be removed by the affirmative vote of a majority in Percentage Interest of the Limited Partners.
ARTICLE VI
RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNERS
     Section 6.1. Limited Liability. No Limited Partner shall be liable to the Partnership or for any debts, liabilities or losses of the Partnership, except to the extent of its interest in the assets of the Partnership.
     Section 6.2. Management of Business. No Limited Partner (other than the General Partner or its officers, employees or agents in their capacity as such) shall participate in the operation, management or control of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by an officer, employee or agent of the General Partner in his capacity as such shall not affect, impair or eliminate the limitation on the liability of any Limited Partner or Assignee under this Agreement.
     Section 6.3. Return of Capital. No Limited Partner shall be entitled to the withdrawal or return of its capital contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. No Limited Partner shall have priority over any other Limited Partner either as to the return of capital contributions or as to profits, losses or distributions.
     Section 6.4. Examination of Partnership Records. Each Limited Partner or its representative may, at reasonable times and on reasonable advance notice to the Partnership, examine the records (where such records are maintained) or property of the Partnership or otherwise make reasonable inquiry as to Partnership affairs.
ARTICLE VII
ACCOUNTING
     Section 7.1. Fiscal Year. The fiscal year of the Partnership shall be the calendar year.
     Section 7.2. Books of Account. Proper and complete books of account of the business of the Partnership shall be kept at the principal place of business of the Partnership and shall be open to inspection by any of the Partners or by their authorized representatives during normal business hours.
ARTICLE VIII
DURATION AND DISSOLUTION
     Section 8.1. Dissolution. The Partnership will continue in existence until the earliest to occur of (a) a written election by the General Partner to dissolve the Partnership; (b) a written election by a majority in Percentage Interest of the Limited Partners to dissolve the Partnership; (c) the withdrawal or removal of the General Partner pursuant to the Act or Section 5.7 above; or (d) the occurrence of any other event which causes dissolution of the Partnership under the Act.
     Section 8.2. Liquidation.
     (a) Except as otherwise provided herein, upon the dissolution of the Partnership, unless it is reconstituted pursuant to the Act, no further business shall be conducted except for the taking of such action as shall be necessary for the winding up of the affairs of the Partnership and the distribution of its assets to the Partners pursuant to the provisions of this section. The General Partner shall act as liquidating trustee or may appoint in writing one or more liquidating trustees who shall have full authority to wind up the affairs of the Partnership and to make final distribution as provided herein.
     (b) Upon dissolution of the Partnership, unless it is reconstituted pursuant to the Act, the liquidating trustee may sell the Partnership Assets at the best price available or it may distribute those assets in kind. All of the Partnership Assets shall be applied and distributed, according to the fair market value thereof, by the liquidating trustee in the following order:
     (i) to the creditors of the Partnership;
     (ii) to establishing the reserves which the liquidating trustee may deem necessary for contingent or unforeseen liabilities or obligations of the Partnership; and
     (iii) to the Partners in accordance with their Percentage Interests.

     (c) The liquidating trustee shall comply with any requirements of the Act or other applicable law, except as modified by this Agreement, pertaining to the dissolution, winding up and liquidation of a limited partnership, at which time the existence of the Partnership shall be terminated.
     (d) No Partner or Assignee shall have any obligation to restore any negative balance in its capital account upon dissolution and liquidation of the Partnership.
ARTICLE IX
INDEMNIFICATION AND INSURANCE
     Section 9.1. Indemnification and Advance of Expenses.
     (a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, the Partnership shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such Person is or was a general partner of the Partnership or a director, officer, partner, member or manager of the Partnership or of a general partner of the Partnership (an “Indemnified Person”), or, while serving in any such capacity is or was serving at the request of the Partnership as a director, officer, employee, member, manager, partner or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Person in connection with such action, suit or proceeding if such Person acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Partnership, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such Person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith and in a manner which such Person reasonably believed to be in or not opposed to the best interests of the Partnership, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such Person’s conduct was unlawful.
     (b) To the extent that an Indemnified Person has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 9.1(a), or in defense of any claim, issue or matter therein, such Person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith.
     (c) Any indemnification under Section 9.1(a) or (b) (unless ordered by a court) shall be made by the Partnership only as authorized in the specific case upon a determination that indemnification of the Indemnified Person is proper in the circumstances because such Person has met the applicable standard of conduct set forth in Section 9.1(a) and (b). Such determination shall be made by the General Partner, or (ii) if the General Partner so directs, by independent legal counsel in a written opinion, or (iii) by a majority in Percentage Interests of the Partners.

     (d) Expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Partnership in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined that such Person is not entitled to be indemnified by the Partnership as authorized in this Section 9.1.
     (e) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 9.1 shall not be deemed exclusive of any other rights to which Persons seeking indemnification or advancement of expenses may be entitled under any agreement, by operation of law or otherwise.
     Section 9.2. Insurance. The Partnership may purchase and maintain insurance or another arrangement on behalf of any Person who is or was a general partner of the Partnership, or a director, officer, partner, member or manager of the Partnership or a general partner of the Partnership, against any liability asserted against him or incurred by him in any capacity identified in Section 9.1, whether or not the Partnership would have the power to indemnify him against that liability under Section 9.1 or otherwise.
ARTICLE X
MISCELLANEOUS PROVISIONS
     Section 10.1. Notices. Any notice or communication given pursuant to this Agreement must be in writing and may be given by registered or certified mail, and if given by registered or certified mail, shall be deemed to have been given and received when a registered or certified letter containing such notice, properly addressed with postage prepaid is deposited in the United States mails; and if given otherwise than by registered or certified mail, it shall be deemed to have been given when delivered to and received by the party whom addressed. Such notices or communications shall be given to the parties hereto at the following addresses:
     If to the Partnership:
K-Sea Transportation Partners L.P.
55 Waugh Drive, Suite 1000
Houston, Texas 77007
     If to the Limited Partner:
KSP LP Sub, LLC
55 Waugh Drive, Suite 1000
Houston, Texas 77007
     If to the General Partner:
KSP Holding Sub, LLC
55 Waugh Drive, Suite 1000
Houston, Texas 77007

     Any party hereto may designate any other address in substitution for the foregoing address to which such notice shall be given by five (5) days’ notice duly given hereunder to the other parties.
     Section 10.2. Execution in Counterparts. This Agreement may be executed in multiple counterparts, each to constitute an original, but all in the aggregate to constitute one agreement.
     Section 10.3. Amendment. This Agreement may be amended by the written consent of a majority in Percentage Interest of the Partners. Prompt notice of any amendment to this Agreement shall be given to all Partners.
     Section 10.4. Waiver of Right to Partition. Each of the parties hereto irrevocably waives during the term of the Partnership any right that it may have to maintain any action for partition with respect to Partnership property.
     Section 10.5. Successors and Assigns. The covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective successors and assigns.
     Section 10.6. Governing Law. This Agreement and the rights of the parties hereto shall be governed by and interpreted in accordance with the laws of the State of Delaware.
     Section 10.7. Number; Gender. Whenever the context requires, the singular shall include the plural and vice versa and words of any gender shall include each other gender.
     Section 10.8. Sections; Exhibits. References to Sections are references to Sections of this Agreement unless otherwise specified. References to Exhibits are references to Exhibits to this Agreement unless otherwise specified.
     Section 10.9. Execution in Writing. A facsimile, telegram, telex, cablegram or similar transmission by a Partner or officer, or a photographic, photostatic, facsimile or similar reproduction of a writing executed by a Partner or officer, shall be treated as an execution in writing for purposes of this Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

GENERAL PARTNER: KSP HOLDING SUB, LLC
By:	/s/ David W. Grzebinski
David W. Grzebinski, Manager

LIMITED PARTNER: KSP LP SUB, LLC
By:	/s/ David W. Grzebinski
David W. Grzebinski, Manager

[Signature Page of Fifth Amended and Restated Limited Partnership Agreement]